Consent of Independent Registered Public Accounting Firm
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the use of our reports dated March 3, 2017, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
Philadelphia, Pennsylvania
September 28, 2017